Exhibit 99.1

CONTACT:
Travis Jacobsen - Media Relations 972.797.8751 travis.jacobsen@eds.com	Roxane Barry - Investor Relations 972.605. 6420 roxane.barry@eds.com

FOR RELEASE:  3:05 PM CENTRAL, WEDNESDAY, AUGUST 1, 2007

EDS Reports 2007 Second Quarter Results

  Second quarter adjusted EPS of 27 cents, up 35% versus a year ago
  Second quarter revenue of $5.45 billion, up 5% versus a year ago
  Continue aggressive change management activity in 2008

PLANO, Texas - EDS today reported second quarter 2007 adjusted net income of $143 million, or 27 cents per diluted share, versus second quarter 2006 adjusted net income of $107 million, or 20 cents per diluted share.  See "GAAP Reconciliation" below for reported net income and earnings per share for second quarter 2007 and 2006.

Second quarter revenue increased 5 percent to $5.45 billion from $5.19 billion in the year-ago quarter(1).  Second quarter revenue increased 1 percent on an organic basis, which excludes the impact of currency fluctuations, acquisitions and divestitures.

"EDS continued to make significant operational progress in the second quarter," said Mike Jordan, chairman and chief executive officer. "Earnings and revenues were solid and keep us on pace to achieve our full-year guidance.  We improved our competitiveness by building on our capabilities in applications services, deploying our Global Services Network and continuing to drive leverage, standardization and quality in our global delivery system."

Jordan indicated that, as a result of the capital requirements of new business transitions and intensified investment in upgrading and automating facilities,  EDS' full-year 2007 free cash flow will now most likely be in the range of $900 million to $1 billion.

EDS signed $4.3 billion in contracts in the second quarter of 2007 versus $5.4 billion in the year-ago quarter.  EDS signed six deals in the second quarter of 2007 with contract values greater than $100 million with clients in the communications, government, financial services and consumer goods industries - including an eight-year, approximately $1 billion applications and IT services contract with Germany-based KarstadtQuelle AG, Europe's leading retail and tourism group.

"EDS is increasingly well positioned in the marketplace. Our sales pipeline is strong, especially in applications services, a priority growth area for the company, and we are winning an increasing percentage of new logos," said President and Chief Operating Officer Ron Rittenmeyer, who will become president and chief executive officer, effective September 1.

"At the same time, we are intensifying our current change management programs to further build out our applications business and capabilities, while achieving incremental, productivity-related savings," said Rittenmeyer.

"In applications, we will continue to expand our presence - both organically and through targeted acquisitions - in areas such as SAP and industry-related applications. To drive increased productivity and competitiveness, we will also continue to aggressively deploy offshore programming and delivery resources," said Rittenmeyer.

"The company's accelerated cost-reduction program should result in additional long-term margin expansion," said Rittenmeyer. "However, even with these investments and productivity-related initiatives, we expect to produce 2008 free cash flow in line with 2006 and 2007 full-year totals."

Second quarter 2007 operating margin was 4.3 percent on an adjusted basis versus 2.9 percent in the year-ago quarter (see GAAP Reconciliation below).

Free cash flow was $156 million in the second quarter of 2007 versus $362 million for the year-ago period, when EDS benefited from two large one-time client payments (See discussion of free cash flow under "Non-GAAP Financial Measures" below).

GAAP Reconciliation

Reported second quarter 2007 net income was $138 million, or 26 cents per diluted share, in accordance with U.S. Generally Accepted Accounting Principles (GAAP), versus net income of $104 million, or 20 cents per diluted share, in the prior year's second quarter. Second quarter 2007 adjusted net income excludes net after-tax losses associated with discontinued operations of $6 million and pre-tax reversal of $1 million of previously recognized restructuring expenses. Second quarter 2006 adjusted net income excluded net after-tax losses associated with discontinued operations of $5 million and pre-tax reversal of $4 million of previously recognized restructuring expenses (net 0 cents per share).  A statement reconciling GAAP and adjusted results follows this release.

Second Quarter Results by Segment

  Americas: Second quarter revenue was $2.57 billion, down 2 percent compared to the prior-year period. Operating profit was $374 million, down 8 percent from $408 million in the prior-year period. Adjusting for a large contract termination that was previously disclosed, segment revenue would have increased by 2 percent, and operating profit would have increased by 5 percent.
  EMEA: Second quarter revenue was $1.63 billion, up 1 percent compared to the prior-year period, and up 6 percent on an organic basis.  Operating profit was $243 million, up 10 percent from $221 million in the prior-year period.
  Asia-Pacific: Second quarter revenue was $445 million, up 26 percent compared to the prior-year period, primarily due to MphasiS revenues. Operating profit was $31 million, down 16 percent from $37 million in the prior-year period.

  U.S. Government: Second quarter revenue was $620 million, up 10 percent compared to the prior-year period.  Operating profit was $127 million, up 110 percent from $61 million in the prior-year period.

All segment comparisons are at constant currency and exclude corporate expenses.

2007 Updated Guidance

Reaffirm prior revenue guidance of $22.0 billion to $22.5 billion.
Reaffirm adjusted EPS of $1.55 to $1.60 (see discussion of adjusted EPS under Non-GAAP Financial Measures below).
Adjust free cash flow guidance to a range of $900 million to $1 billion.
Adjust total contract value guidance from $23 billion-plus to approximately $23 billion.

For the third quarter of 2007, EDS currently expects:

Revenue of $5.6 billion to $5.8 billion.
Adjusted EPS of $0.37 to $0.43 (see discussion of adjusted EPS under Non-GAAP Financial Measures below).

Conference Call
EDS' earnings conference call will be broadcast live on the Internet today at 4:00 p.m. Central time (5:00 p.m. Eastern).  To access the call and view related financial information, go to www.eds.com/call.  The call and financial information will be archived for 30 days at www.eds.com/call.

About EDS
EDS (NYSE: EDS) is a leading global technology services company delivering business solutions to its clients.  EDS founded the information technology outsourcing industry 45 years ago.  Today, EDS delivers a broad portfolio of information technology and business process outsourcing services to clients in the manufacturing, financial services, healthcare, communications, energy, transportation, and consumer and retail industries and to governments around the world. Learn more at eds.com.

(1)Excludes discontinued operations for all periods presented.

Statements in this press release that are not historical statements, including statements regarding forecasted revenue, EPS, free cash flow, and total contract value (TCV) of new contract signings, are forward-looking statements within the meaning of the Federal securities laws.  These statements are subject to numerous risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These include, but are not limited to, the performance of current and future client contracts in accordance with our cost, revenue and cash flow estimates, including our ability to achieve any operational efficiencies in our estimates; for contracts with U.S. Federal government clients, including our NMCI contract, the government's ability to cancel the contract or impose additional terms and conditions due to changes in government funding, deployment schedules, military action or otherwise; our ability to access the capital markets, including our ability to obtain capital leases, surety bonds and letters of credit; the impact of rating agency actions on our ability to access capital and our cost of capital; the impact of third-party benchmarking provisions in certain client contracts; the impact on a historical and prospective basis of accounting rules and pronouncements; the impact of claims, litigation and governmental investigations; the success of our cost-cutting initiatives and the timing and amount of any resulting benefits; the impact of acquisitions and divestitures; a reduction in the carrying value of our assets; the impact of a bankruptcy or financial difficulty of a significant client on the financial and other terms of our agreements with that client; with respect to the funding of pension plan obligations, the performance of our investments relative to our assumed rate of return; changes in tax laws and interpretations and failure to obtain treaty relief from double taxation; failure to obtain or protect intellectual property rights; fluctuations in foreign currency, exchange rates and interest rates; the impact of competition on pricing, revenues and margins; and the degree to which third parties continue to outsource IT and business processes.  We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to GAAP results, EDS discloses the non-GAAP measures of adjusted net income, adjusted earnings per share (EPS) and free cash flow.

Adjusted net income and adjusted earnings per share exclude the impact of certain amounts, specifically earnings/losses from discontinued operations net of taxes, gains and losses from divestitures, reversals of previously recognized restructuring expense, and other identified items that management believes are not reflective of EDS' core operating business.  Such amounts may have a material impact on EDS' net income and earnings per share. Refer to the Reconciliation of GAAP Results to Adjusted Results below for a reconciliation of GAAP results to adjusted results for the three and six months ended June 30, 2007 and 2006.

EDS defines free cash flow as net cash provided by operating activities, less capital expenditures. Capital expenditures is the sum of (i) net cash used in investing activities, excluding proceeds from sales of marketable securities, proceeds related to divested assets and non-marketable equity investments, payments for acquisitions, net of cash acquired, and non-marketable equity investments, and payments for purchases of marketable securities, and (ii) payments on capital leases. Free cash flow excludes items that are actual expenses that impact cash available to EDS for other uses and should not be considered a measure of liquidity or an alternative to the cash flow measurements required by GAAP, such as net cash provided by operating activities or net increase/decrease in cash and cash equivalents.  Refer to the Reconciliation of Free Cash Flow to Net Change in Cash and Cash Equivalents below for a reconciliation of free cash flow to the net decrease in cash and cash equivalents for the six months ended June 30, 2007 and 2006.

EDS may not define adjusted net income, adjusted earnings per share or free cash flow in the same manner as other companies and, accordingly, the amounts reported by EDS for such measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP measures are a supplement to, and not a replacement for, GAAP financial measures. To gain a complete picture of EDS' performance, management does (and investors should) rely on EDS' GAAP financial statements.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF RESULTS OF OPERATIONS

(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues(1)(2)	$5,449	$5,194	$10,673	$10,272

Costs and expenses
Cost of revenues	4,730	4,567	9,253	9,118
Selling, general and administrative	486	476	922	926
Other operating (income) expense	(1)	(4)	(1)	(5)
Total costs and expenses, net	5,215	5,039	10,174	10,039

Operating income	234	155	499	233

Interest expense	(56)	(63)	(113)	(123)
Interest income and other, net	24	37	74	75
Other income (expense), net	(32)	(26)	(39)	(48)

Income from continuing operations before income taxes	202	129	460	185

Provision for income taxes	58	20	151	43
Income from continuing operations	144	109	309	142
Loss from discontinued operations, net of income taxes(3)	(6)	(5)	(7)	(14)
Net income(4)	$138	$104	$302	$128

Basic earnings per share
Income from continuing operations	$0.28	$0.21	$0.60	$0.28
Loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.03)
Net income	$0.27	$0.20	$0.59	$0.25

Diluted earnings per share
Income from continuing operations	$0.27	$0.21	$0.58	$0.27
Loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.03)
Net income(4)	$0.26	$0.20	$0.57	$0.24

Weighted-average shares outstanding
Basic earnings per share	510	518	512	520
Diluted earnings per share	541	528	543	531

Cash dividends per share	$0.05	$0.05	$0.10	$0.10

Refer to the following page for accompanying notes to the summary of results of operations.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

NOTES TO THE SUMMARY OF RESULTS OF OPERATIONS

(1)

Revenues for the six months ended June 30, 2007 includes approximately $100 million of a $225 million payment received from Verizon in the first quarter of 2007 related to the termination of the Company's IT services contract with Verizon. The residual $125 million of the $225 million payment was deferred and is expected to be recognized in the third quarter of 2007 when certain contingencies associated with the payment are expected to be resolved.

(2)

Revenues for the six months ended June 30, 2006 include product revenue for dedicated equipment of approximately $116 million related to a modification of the Company's contract with the Department of Navy, which includes the U.S. Navy and Marine Corps.

(3)

Discontinued operations is comprised primarily of the net results of A.T. Kearney which was sold in January 2006 and the maintenance, repair and operations (MRO) management services business which was sold in March 2007. Discontinued operations also includes gains and losses related to the settlement of contingencies associated with sales of certain businesses classified as discontinued operations in prior years.

(4)

Adjusted net income was $143 million, or $0.27 per diluted share, for the three months ended June 30, 2007, compared with $107 million, or $0.20 per diluted share, for the three months ended June 30, 2006. Refer to "Non-GAAP Financial Measures" for a definition of adjusted net income and adjusted earnings per share, and "Reconciliation of GAAP Earnings to Adjusted Earnings" for a reconciliation of net income and diluted earnings per share to adjusted net income and diluted earnings per share.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP EARNINGS TO ADJUSTED EARNINGS
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net income	$138	$104	$302	$128
Adjusting items, pre-tax:
Restructuring reversal	(1)	(4)	(1)	(4)
Net gain on divestitures	-	-	-	(1)
Tax effect of adjusting items	-	2	-	3
Adjusting items, net of income taxes	(1)	(2)	(1)	(2)
Loss from discontinued operations	6	5	7	14
Adjusted net income	$143	$107	$308	$140

Diluted earnings per share
Net income	$0.26	$0.20	$0.57	$0.24
Adjusting items	-	(0.01)	-	(0.01)
Loss from discontinued operations	0.01	0.01	0.01	0.03
Adjusted net income	$0.27	$0.20	$0.58	$0.26

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED BALANCE SHEETS

(in millions)

	June 30,	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$2,881	$2,972
Marketable securities	45	45
Accounts receivable, net	3,874	3,647
Prepaids and other	859	866
Deferred income taxes	630	727
Total current assets	8,289	8,257

Property and equipment, net	2,338	2,179
Deferred contract costs, net	930	807
Investments and other assets	694	636
Goodwill	4,531	4,365
Other intangible assets, net	791	749
Deferred income taxes	891	961
Total assets	$18,464	$17,954

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts payable	$874	$677
Accrued liabilities	2,510	2,689
Deferred revenue	1,716	1,669
Income taxes	42	72
Current portion of long-term debt	136	127
Total current liabilities	5,278	5,234

Pension benefit liability	1,549	1,404
Long-term debt, less current portion	2,966	2,965
Minority interests and other long-term liabilities	456	455
Shareholders' equity	8,215	7,896
Total liabilities and shareholders' equity	$18,464	$17,954

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

SUMMARY OF CONSOLIDATED CASH FLOWS

(in millions)

	Six Months Ended
	June 30,
	2007	2006
Net cash provided by operating activities(1)	$753	$840

Cash Flows from Investing Activities
Proceeds from sales of marketable securities	-	1,431
Proceeds from investments and other assets	61	171
Net proceeds (payments) from divested assets and non-marketable equity securities	53	(11)
Payments for purchases of property and equipment	(367)	(327)
Payments for investments and other assets	-	(35)
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(43)	(349)
Payments for purchases of software and other intangibles	(230)	(267)
Payments for purchases of marketable securities	(2)	(1,193)
Other	8	12
Net cash used in investing activities	(520)	(568)

Cash Flows from Financing Activities
Proceeds from long-term debt	5	-
Payments on long-term debt	(10)	(10)
Capital lease payments	(77)	(70)
Purchase of treasury stock	(334)	(455)
Employee stock transactions	129	175
Dividends paid	(51)	(52)
Other	7	14
Net cash used in financing activities	(331)	(398)
Effect of exchange rate changes on cash and cash equivalents	7	1
Net decrease in cash and cash equivalents	(91)	(125)
Cash and cash equivalents at beginning of period	2,972	1,899
Cash and cash equivalents at end of period	$2,881	$1,774

(1)	Depreciation and amortization and deferred cost charges were $685 million and $647 million for the six months ended June 30, 2007 and 2006, respectively.

ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

RECONCILIATION OF FREE CASH FLOW TO NET CHANGE IN CASH AND CASH EQUIVALENTS

(in millions)

	Six Months Ended
	June 30,
	2007	2006
Net cash provided by operating activities	$753	$840

Capital expenditures:
Proceeds from investments and other assets	61	171
Payments for purchases of property and equipment	(367)	(327)
Payments for investments and other assets	-	(35)
Payments for purchases of software and other intangibles	(230)	(267)
Other investing activities	8	12
Capital lease payments	(77)	(70)
Total net capital expenditures	(605)	(516)
Free cash flow	148	324

Other investing and financing activities:
Proceeds from sales of marketable securities	-	1,431
Net proceeds (payments) from divested assets and non-marketable equity securities	53	(11)
Payments for acquisitions, net of cash acquired, and non-marketable equity securities	(43)	(349)
Payments for purchases of marketable securities	(2)	(1,193)
Proceeds from long-term debt	5	-
Payments on long-term debt	(10)	(10)
Purchase of treasury stock	(334)	(455)
Employee stock transactions	129	175
Dividends paid	(51)	(52)
Other financing activities	7	14
Effect of exchange rate changes on cash and cash equivalents	7	1
Net decrease in cash and cash equivalents	$(91)	$(125)